UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2010

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of December 2010 issued on December 30, 2010 appears below.

December 30, 2010

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

The Federal Home Loan Bank of New York continued to achieve solid financial results in 2010 while operating in choppy market conditions and in a national economy that remained weak. The FHLBNY continued to focus on its core mission of providing its hometown member lenders with needed liquidity. Advances, not surprisingly given the current headwinds, decreased 20% during the year to approximately $75 billion. However, one key point to be kept in mind is that, from the outset of the financial crisis, the Home Loan Bank and its community member lenders have continued to perform well. This is because our members know their communities and their customers and follow a traditional, conservative, and sensible approach when making a loan.

Our members share the belief that a responsible mortgage loan is one that is appropriately underwritten and suitable for the customer. They know that good credit counts and they know what is a bankable loan.

The Home Loan Bank maintained a steady course and executed the plans that make the Bank an organization of which you can be proud. We have a dedicated staff, a seasoned management team, and an outstanding Board of Directors. In this regard, I am delighted to report that, at the December 2010 Board meeting, the Board re-elected José Ramon González to the post of Vice Chair for 2011 and 2012 (a two-year term). Mr. Gonzalez has served on the FHLBNY’s Board since January 2004 and has served as Vice Chair since 2009. Mr. González is the Senior Executive Vice President for Banking and Corporate Development at Oriental Bank & Trust, San Juan, Puerto Rico. He previously served in senior executive positions for Santander BanCorp and Banco Santander Puerto Rico since 1996. Mr. González is a former president of the Puerto Rico Bankers Association and a former president of the Securities Industry Association of Puerto Rico. We are delighted to continue to benefit from his superb executive, legal, and accounting knowledge.

And of course, Michael M. Horn, a partner in the law firm of McCarter & English, LLP, and former Commissioner of Banking for the State of New Jersey and New Jersey State Treasurer, will continue to serve as Chairman of the Board for our Bank.

Washington Update

The 112th Congress will convene on January 3, 2011. This Congress will grapple with, among other issues, the reform of Fannie Mae and Freddie Mac. It will be our task to help keep the D.C. policymakers informed and help them build on what works. Community lenders and the Federal Home Loan Bank System fall into this productive category. We are reaching out to the Members of the 112th Congress and their staffs so that they understand the full scope and importance of the FHLBank System and community lenders for both our communities and our economy. And as Anthony P. Costa, chairman, Empire State Bank, and chairman of the Federal Home Loan Banks’ Committee for the American Bankers Association stated last month, "The banking industry, and indeed the entire financial system, was fortunate that the Federal Home Loan Banks were in place during the recent crisis or things could have been far worse. The System worked because it stuck to its mission." Those are perfect words to close my last report for the year.

I want to express my personal appreciation to each stockholder for the business you brought to the Bank in 2010. We are here to help our members play a key role in the delivery of responsible, long-term housing and community financing.

On behalf of all of the people at the Home Loan Bank, I want to wish you the very best in the New Year.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

December 30, 2010	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer